EXHIBIT 3(a)

Certificate of Amendment

to the Restated Certificate of Incorporation

of Kate Spade & Company

The undersigned of Kate Spade & Company, (the “Corporation”) a corporation organized and existing under the Laws of the State of Delaware, does hereby certify as follows:

A: The name of the Corporation is Kate Spade & Company.

B: The Corporation’s Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on May 21, 2009.

C: This Certificate of Amendment, which amends the Restated Certificate of Incorporation (as amended), was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

D: The Restated Certificate of Incorporation (as amended) is hereby further amended as follows:

I.                                      Section 1 of Article SIXTH of the Restated Certificate of Incorporation shall be deleted and replaced in its entirety with the following:

“SIXTH: 1. Nominations for the election of directors may be made (i) by the Board of Directors in compliance with this Article SIXTH, (ii) by any stockholder entitled to vote for the election of directors in compliance with the stockholder nomination procedures set forth in this Article SIXTH and Section 12 of Article II of the by-laws of the Corporation (as amended from time to time) or (iii) in the case of an annual meeting of stockholders, by any stockholder in compliance with the proxy access procedures set forth in Section 13 of Article II of the by-laws of the Corporation (as amended from time to time). Notice of nominations which are proposed by the Board of Directors under clause (i) of the first sentence of this Section 1 of Article SIXTH shall be given by the chief executive officer of the Corporation on behalf of the Board of Directors.”

II.                                Article SEVENTH of the Restated Certificate of Incorporation shall be deleted and replaced in its entirety with the following:

“SEVENTH: Notwithstanding any other provisions of this certificate or in the By-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the By-laws of the Corporation), any director or the whole Board may be removed at any time with or without cause, but only by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of this Article SEVENTH shall not apply with respect to the director or directors elected by such holders of Preferred Stock.”

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment this 19th day of May, 2016.

By: /s/ Timothy Michno
Name: Timothy Michno
Title: Senior Vice President – General Counsel & Secretary